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	Exhibit 10.83   Employment Agreement dated as of October 10, 1995, by
and between Galaxy Foods Company and Angelo S. Morini
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	THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 10th day of October, 1995 by and between GALAXY FOODS COMPANY, a Delaware corporation (the "Corporation"), and ANGELO S. MORINI (the
 "Executive").

P R E M I S E S :

	The Executive has been employed by the Corporation for a number of years and is presently serving as the chief executive officer of the Corporation.

	The Corporation wants to ensure that it will have the continued benefit of the services of the Executive for a substantial period of time.

	In order to accomplish the foregoing, the Corporation and the Executive are willing to enter into this Agreement providing for the continuation of the Executive's employment upon the terms and conditions hereinafter set forth.

	NOW, THEREFORE, in consideration of the continued employment of the Executive by the Corporation and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

	1. Employment. The Corporation hereby agrees to employ the Executive and the Executive hereby agrees to continue to provide his services to the Corporation on the terms and conditions set forth herein.

	2. Position and Duties. The Corporation employs the Executive as its President and Chief Executive Officer to perform such services relevant to the operation and business of the Corporation as the Board of Directors of the Corporation (the "Board") may from time to time specify and the Executive shall have such powers and duties as may from time to time be prescribed by the Bylaws of the Corporation and the Board, provided that such duties are consistent with his present duties and with his position as the President and Chief Executive Officer of the Corporation.

	3. Term. The term of this Agreement shall commence on the date first written above and shall end on the date which is five (5) years after such date, unless sooner terminated in accordance with the terms of paragraph 6 of this Agreement.

	4.      Compensation.

		(a)             Base Salary.  The Corporation shall pay a base salary
of Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) per
annum to the Executive during the term of this Agreement (the "Base
Salary").  The Base Salary shall be paid in equal monthly installments, after deducting applicable state and federal income taxes required to be withheld, social security taxes and other employment and unemployment taxes.

		(b)             Bonus.  To provide greater incentive for the Executive
by rewarding him with additional compensation above and beyond the Base
Salary, the Corporation shall pay to the Executive, within ninety (90) days after the end of the Corporation's applicable fiscal year, an annual bonus with respect to each fiscal year in which the Executive is employed hereunder in an amount equal to five percent (5%) of the Corporations pre
-tax net income for book purposes, as determined by the Corporation's outside certified public accounting firm.  The Corporation shall deduct from the bonus applicable income tax withholding, and employment and unemployment taxes.

		(c) Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in connection with his employment by the Corporation.

		(d)             Participation in Benefits Plans.  During the term of
this Agreement, the Executive shall be entitled to participate in or receive benefits under any employee benefit plans and arrangements which are from time to time made available to the key management employees of the
Corporation, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or bonuses payable to the Executive hereunder.

		(e)             Vacations.  The Executive shall be entitled to four
weeks of paid vacation annually and shall be entitled to holidays in accordance with the Corporation's policy in effect from time to time for its key management employees.

		(f) Life Insurance. The Corporation shall obtain and maintain in effect during the term hereof a life insurance policy or policies on the life of the Executive in a total face amount of two million dollars ($2,000,000.00), the beneficiary or beneficiaries of which shall be designated (and shall be changeable) by the Executive from time to time.

		(g) Automobile. The Corporation shall furnish to the Executive for his exclusive use an automobile (a Lexus LS 400 or other vehicle of comparable price) selected by him, which shall be replaced, at his request, with a comparable automobile every two (2) years.

		(h)             Legal Expenses.  The Corporation shall pay the legal
fees and expenses incurred by the Executive in connection with the preparation of this Agreement.

	5.      Right and Options to Purchase Stock.

		(a) Stock Purchase Right. To induce the Executive to enter into this Agreement, the Corporation has, contemporaneously with its approval of this Agreement, approved the Executive's purchase at any time of 18,000,000 shares of the Corporation's $.01 per share par value common stock ("Common Stock"). The Executive may exercise such right to purchase all or any part of such shares (the "Rights") from time to time. The
Rights shall be exercised from time to time by giving written notice of exercise to the Corporation. The price per share for any shares of Common
Stock purchased pursuant to exercise of the Rights shall be an amount equal to one hundred and ten percent (110%) multiplied by the average of the "market prices" for the Common Stock for the last ten (10) trading days preceding the date of such written notice. The "market price" for each trading day is the closing bid price on the electronic dealer quotation system operated by Nasdaq, Inc. commonly known as the "NASDAQ System" or any national stock exchange on which the Common Stock is then listed. The purchase price for the shares of Common Stock purchased by the Executive pursuant to the Rights shall be evidenced by a promissory note payable on the same terms and secured in the same manner as provided for the Options described in subparagraph (b) below.

		(b) Stock Options. In addition to the Rights, the executive shall also have the option to purchase shares of Common Stock
(the "Options") upon the Corporation's achieving each of the following milestone events:

		Milestone Event

	Option Shares
	1)      Reaching break-even for a calendar quarter             1,000,000

	2)      Annual net operating income of $1 million or more      1,000,000

	3)      Each increment of $1 million of annual net
operating income in excess of $1 million                        1,000,000

	Each such option shall vest upon the occurrence of the milestone event. The Board shall determine whether and when any of the milestone events are achieved in the exercise of its reasonable discretion with assistance from the Corporation's certified public accountants. The Corporation's "net operating income" for purposes of the Options shall be determined under generally accepted accounting principles consistently applied.

	The purchase price for the shares under each exercise of the Options shall be the market price for the Common Stock on the last trading day preceding the date of the particular milestone event, i.e. the closing bid price on such day on the electronic dealer quotation system operated by Nasdaq, Inc. commonly known as the "NASDAQ System" or any national stock exchange on which the Common Stock is then listed.


	Each of the Options shall have a term of five (5) years from the date granted and shall be exercisable in whole or in part, by giving the Corporation written notice of exercise. Upon exercise of any of the Options the notice of exercise shall be accompanied by the Executive's executed promissory note in payment for such shares in a principal amount equal to the purchase price and pledge agreement under which the shares purchased are pledged to the Corporation to secure the Executive's promissory note. Such note shall bear interest at the "applicable federal rate" on the date of exercise and shall be due in full five (5) years after the date of the note. The Executive may extend the term of the note for up to five years at his sole option, provided that at the time of extension the Executive pays at least one-third of the then accrued but unpaid interest, with any remaining unpaid interest to be added to principal.

		(c) Sufficient Shares. At all times while any of the Rights or the Options remain unexercised in whole or in part, the Corporation shall have authorized and reserve for issuance pursuant to the Rights and the Options a number of shares of Common Stock required to fulfill the Corporation's obligations under this paragraph 5.

		(d) Adjustment of Options. The number of shares of Common Stock which are subject to the Options shall be adjusted in the event that at any time after the date of this Agreement the number of outstanding shares of the Common Stock is increased or decreased or changed into or exchanged for a different number or class or kind of shares or securities of the Corporation, by reason of a merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of share, change in corporate structure or the like.

	6.      Termination.

		(a)             Cause.  The Corporation may terminate the Executive's
employment under this Agreement for cause.  For purposes of this Agreement, the Corporation shall have "cause" to terminate the Executive's employment hereunder upon (i) a willful, continuing material breach by the Executive of any provision of this Agreement; (ii) the Executive's continuing refusal to comply with reasonable policies adopted from time to time by the Board;
(iii) the Executive's continuing failure to carry out lawful duties from time to time assigned to the Executive by the Board that are consistent with the Executive's position as chief executive officer; (iv) the
Executive's total disability for a continuous period of six (6) months or more, (v) the Executive's being declared legally incompetent by a court of competent jurisdiction; or (vi) the conviction of the Executive of a felony.  Prior to terminating the Executive's employment pursuant to clause
(i), (ii) or (iii) of this subparagraph (a), the Corporation shall give the
Executive written notice of the proposed termination of his employment in which the basis for the alleged "cause" for termination is stated in reasonable detail and the Executive shall have a full and fair opportunity to be heard in person at a meeting of the Board.  For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or admitted to be done, by the Executive in bad faith and without reasonable belief that such action or omission was in the best interest of the Corporation.  For the purposes hereof, the
Executive shall be deemed to be totally disabled if he is unable by reason of illness or injury to perform after the injury or illness any of the duties he performed for the Corporation prior to the illness or injury.

		(b) Death. The Executive's employment under this Agreement shall terminate automatically upon the death of the Executive.

		(c) By the Executive. The Executive may terminate his employment under this Agreement by giving the Corporation written notice of termination in the event that a change of control of the Corporation occurs. For the purposes hereof, a "change of control" of the Corporation means that a majority of the Board is comprised of persons for whom the Executive did not vote in his capacity as a director or a shareholder of the Corporation; provided that if the Executive abstains from voting for any person as a director, such abstention shall be deemed to be an affirmative vote by the Executive for such person as a director.

		(d)             Effect of Termination.  Upon the effective date of any
termination of the Executive's employment under this Agreement as provided for in this paragraph 6, the Executive or his estate, as the case may be,
(i) shall be entitled to retain any and all of the Rights granted to the
Executive under subparagraph 5(a), (ii) shall be entitled to retain all vested Options granted to the Executive under subparagraph 5(c), (iii)
shall be entitled to all unpaid Base Salary through the effective date of termination and, (iv) shall be entitled to receive any accrued and unpaid bonuses for the fiscal year(s) ending prior to the effective date of termination.

In the event the Executive's employment is terminated by the Corporation without cause or terminates due to his death or total disability or because he is declared legally incompetent or if the Executive terminates his employment following a change of control of the Corporation, the Corporation shall pay to the Executive or his estate, as applicable (a) within thirty (30) days after the effective date of termination, severance pay in an amount equal to three (3) times the amount of the Executive's Annual Base Salary (before deductions for withholding, employment and unemployment taxes) immediately prior to the termination of his employment, and (b) a bonus for the year of termination and the next two (2) years thereafter which shall be equal to the average of the last two (2) annual bonuses which were previously accrued for the Executive under this Agreement. Any severance pay and bonuses payable pursuant to clauses
(a) and (b) above shall be reduced by all required withholding for insurance and taxes. Any such bonus shall be paid to the Executive or his estate, as the case may be, at the time and in the manner as any such bonus would otherwise be due and payable hereunder. Finally, except where the Executive's employment is terminated for a "cause" specified in clauses
(i), (ii), (iii) or (vi) of subparagraph 6(a) or by reason of his death or voluntarily by Executive (except for voluntary termination following a change in control of the Corporation), the Executive will also be entitled to all of the benefits he would otherwise be entitled to under subparagraph 4(d) for a period of three (3) years after the date of termination.
All of the provisions of this subparagraph (d) shall survive the termination of this Agreement.

	7. Change of Control - Put Right. In the event that at any time a "change of control" (as defined in subparagraph 6 (c)) of the Corporation occurs, the Executive may at any time thereafter require that the Corporation purchase up to 1,638,564 shares of his common stock for a cash purchase price of fifty cents ($.50) per share (the "Put). The Put shall be exercisable from time to time by the Executive's giving the Corporation written notice of exercise in the manner specified herein for giving notices in which the Executive shall state the number of shares of Common Stock as to which the Put is then exercised. The number of shares of Common Stock subject to the Put and the fifty cents ($.50) per share purchase price shall be appropriately adjusted in the event that at any time after the date of this Agreement the number of outstanding shares of the Corporation's Common Stock is increased or decreased or changed into or exchanged for a different number or class or kind of shares or securities of the Corporation, by reason of a merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like. The Put is granted to the Executive in recognition of the fact that on December 9, 1993, the Executive, at a considerable personal economic sacrifice to himself, invested $819,282 in the Corporation for 1,638,564 shares of Common Stock in order to prevent the Corporation's common stock from being delisted by NASDAQ, the Corporation at the time having fallen below NASDAQ's equity requirements for listing.

	8. Modification of Existing Note. Pursuant to the exercise of a prior option, the Executive purchased from the Corporation two million four hundred thousand (2,400,000) shares of the Common Stock and delivered to the Corporation his executed promissory note in the principal amount of one million two hundred thousand dollars ($1,200,000) representing the purchase price (the "Option Note"). The Corporation and the Executive agree that the term of the Option Note is hereby extended for an additional two (2) years. The provisions of this paragraph 8 shall survive any termination of the Executive's employment with the Corporation and any termination of this Agreement.

	9.      Noncompetition.

		(a) During the term hereof, so long as the Executive remains an employee of the Corporation, the Executive shall not be employed in any capacity, whether directly or indirectly, by any person, firm, corporation or entity engaged in a business which directly competes with that of the Corporation.

		(b)             Further, the Executive agrees that if he voluntarily
terminates his employment relationship with the Corporation in breach of this Agreement or his employment is terminated by the Corporation for
"cause" pursuant to subparagraph 6 a.(i), (ii), (iii) or (vi) hereof, then, for a period of one (1) year following the date of termination of his employment with the Corporation (the "Termination Date") (the
"Noncompetition Period"), he will not, for himself or on behalf of any person, partnership, trust, corporation or other entity other than the
Corporation for whatever reason:

			(1)     engage, directly or indirectly (either as an employee,
officer, director, partner, shareholder, consultant or independent contractor), in any business substantially similar to that carried on by the Corporation as of the Termination Date within those areas in the
United States (the "Noncompetition Area") in which the Corporation is doing business as of the Termination Date or in which, at the time of the
Termination Date, the Corporation contemplates doing business.  The
Executive further agrees that during the Noncompetition Period he will not be connected, directly or indirectly, with any person, firm or corporation engaged in a business of the character now or hereafter carried on or contemplated by the Corporation within the Noncompetition Area and that he will not directly or indirectly be employed or become a partner, officer or stockholder of any corporation engaged in such business within said
Noncompetition Area; or

			(2)     engage, directly or indirectly (either as an employee,
officer, director, partner, shareholder, consultant or independent contractor), in providing services or products or offering to provide products or services of the kind provided by the Corporation as of the Termination Date for those customers or the Corporation for whom the
Corporation:  (i) is engaged in providing services or products as of the
Termination Date, or (ii) has either provided services or products within the six (6) month period prior to the Termination Date, or (iii) has personally contacted, as of the Termination Date, for the purpose of offering to provide services or products;

		(c)             If in any judicial proceeding, a court shall refuse to
enforce this Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business and goodwill of the Corporation, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

		(d)             The Executive acknowledges that compliance with this
paragraph is necessary to protect the goodwill and other proprietary interests of the Corporation and that a breach of this paragraph will give rise to irreparable and continuing injury to the Corporation which may not be adequately compensable in monetary damages or at law.  Accordingly, the
Executive agrees that the Corporation, its successors and assigns may obtain injunctive relief against the breach or threaten breach of the foregoing provisions of this paragraph, in addition to any other legal remedies which may be available to it under this Agreement.  The Executive further acknowledges that in the event of his termination of employment with the Corporation his knowledge, experience and capabilities are such that the Executive can obtain employment in business activities which are of a different or noncompeting nature than those performed in the course of employment with the Corporation, and that the enforcement of a remedy hereunder by way of injunction will not prevent the Executive from earning a reasonable livelihood.

	10. Indemnification. In the event the Executive at any time is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) by reason of, due to or arising out of the fact that he is then or was previously a director, officer or employee of the Corporation, or because of any action taken or omitted by the Executive in any of such capacities, the Corporation agrees to indemnify the Executive against all expenses (including reasonable attorney fees at all levels of proceedings) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that the Executive shall not be entitled to indemnification if a court of competent jurisdiction in a final non-appealable decision determines that the Executive acted in bad faith or, in the case of a criminal matter, knew or should have known his conduct was unlawful. The Executive's expenses incurred in defending against any such civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon request of the Executive and the receipt of an unsecured undertaking by the Executive to repay the amount paid by the Corporation if it is ultimately determined by the court in a non-appealable decision that the Executive was not entitled to indemnification pursuant to this Paragraph 10. The indemnification provisions of this Paragraph 10 are non-exclusive and shall not affect other indemnification rights the Executive has or may have under Delaware law, the Articles of Incorporation of the Corporation, as amended, and/or the Corporation's Bylaws from time to time in effect. The provisions of this Paragraph 10 are a material inducement to the Executive in entering into this Agreement and shall survive the expiration or termination of this Agreement, shall continue in effect after the Executive ceases to be an officer or a director of the Corporation and shall inure to the benefit of the heirs, legal representatives and administrators of the Executive. If any provision of this Paragraph 10 shall for any reason be determined to be invalid, the other provisions hereof shall not be affected and shall remain in full force and effect.

	11. Return of Property and Records. On termination of his employment, the Executive shall deliver all records, notes, data, memoranda, models, equipment and property of any nature that are in the Executive's possession or under his control and that are the property of the Corporation or relate to the employment or to the business of the Corporation.

	12. Successors and Assigns. This Agreement and all rights hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and assignees and by the Corporation's successors and assigns. However, the Executive's obligations as an employee are personal in nature and, without the consent of the Corporation, the Executive may not assign any of such obligations to any other person.

	13. Notice. Any notice or other communication hereunder to either party shall be in writing and shall be deemed to have been given when delivered personally or sent prepaid by commercial overnight courier or mailed by registered mail, return receipt requested, postage prepaid to the Executive at the last residence address of the Executive as reflected in the Corporation's records, or in the case of the Corporation, to its principal executive offices in Orlando, Florida or to its registered office.

	14. Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by the Executive and by another executive officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

	15. Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. This Agreement supersedes all prior agreements between the parties hereto with respect to the subject matter hereof.

	16. Attorney Fees. In any action by either party to enforce this Agreement or concerning any provision(s) hereof, the prevailing party in such action shall be entitled to collect in such action from the non-prevailing party all costs incurred by the prevailing party in connection with such action, including reasonable attorney fees at the pretrial, trial and appellate levels.

	17. Governing Law. The validity, interpretation, construction and performance of the Agreement shall be governed by the laws of the State of Florida.

	18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provisions.

	19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

	20. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Agreement.

	IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

								GALAXY FOODS
								CORPORATION,
								a Delaware Corporation

								By:s/Angelo S. Morini
								Its: Chairman, President and CEO.


								ANGELO S. MORINI